Exhibit 99.1

TIO TECH A RECEIVES NOTICE FROM NASDAQ RELATED TO DELAYED FILING OF ITS QUARTERLY REPORT ON FORM 10-Q

NEW YORK, August 30, 2021—Tio Tech A (NASDAQ: TIOA) (the “Company”) announced today that it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Nasdaq”) indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Notice has no immediate impact on the listing of the Company’s securities, which will continue to trade on Nasdaq, subject to the Company’s compliance with the other continued listing requirements of Nasdaq. Under the Nasdaq listing rules, the Company has 60 calendar days from the date of the Notice to file the Form 10-Q. If the Company is unable to file the Form 10-Q with the SEC by October 25, 2021, the Company intends to submit a plan to regain compliance with the Nasdaq listing rules on or prior to that date. If Nasdaq accepts the plan, Nasdaq can grant the Company an exception of up to 180 calendar days from the due date of the Form 10-Q, or until February 21, 2022, to regain compliance. However, there can be no assurance that Nasdaq will accept the Company’s plan to regain compliance or that the Company will be able to regain compliance within any extension period granted by Nasdaq. If the Company fails to timely regain compliance with Nasdaq’s listing rules, the common stock of the Company will be subject to delisting on Nasdaq. The Company plans to file the Form 10-Q as soon as practicably possible.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.